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                                                                    Exhibit 99.1

                            ePRESENCE REQUESTS REVIEW
                          OF NASDAQ STAFF DETERMINATION

WESTBORO, MASS. - August 21, 2002 -- ePresence, Inc. (Nasdaq: EPRE) announced today that it has received a Nasdaq Staff Determination indicating that the Company's failure to file its Form 10-Q for the period ended June 30, 2002 was a violation of the continued listing requirements set forth in Marketplace Rule 4310(c)(14) and that its common stock, therefore, is subject to delisting from The Nasdaq National Market. As a result of the delinquency, the trading symbol for the Company's common stock will be changed from "EPRE" to "EPREE" at the opening of business on August 22, 2002.

The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. The delisting will be stayed pending the Panel's determination. There can be no assurance the Panel will grant the Company's request for continued listing.

On August 14, 2002, the Company filed a Notification of Late Filing on Form 12b-25 relating to its Form 10-Q for the quarter ended June 30, 2002. As stated in such Notification, the delay is due to the timing of the transition from Arthur Andersen LLP to Ernst & Young LLP and the re-audit of 2001 currently being conducted by Ernst & Young. For further information regarding the transition from Arthur Andersen to Ernst & Young, please see the current report on Form 8-K filed with the Securities and Exchange Commission on July 3, 2002. For further information regarding the re-audit of 2001, please see the current report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2002. ePresence's filings with the SEC can be accessed on the Company's Web Site at www.epresence.com.

"We are working diligently with Ernst & Young to complete the re-audit and intend to file our 10-Q for the second quarter of 2002 as soon as practicable," stated Rich Spaulding, ePresence's senior vice president and chief financial officer. "We are also working closely with Nasdaq to fully comply with all requirements for continued listing."

About ePresence

ePresence, Inc. (Nasdaq: EPRE) is a market leader in delivering Secure Identity Management (SIM) solutions based on directory technology that help companies reduce cost, enhance security, improve customer service and increase revenues. Our highly focused solutions have enabled numerous Fortune 1000-class companies to efficiently and securely provide personalized access to digital resources for their employees, business partners and customers, thus maximizing the ROI of their IT-based initiatives. ePresence is headquartered in Westboro, Massachusetts and can be reached at (800) 222-6926 or online at www.epresence.com.

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Forward-looking Statements

Any statement in this press release that is not a statement of historical fact is a forward-looking statement that is subject to risks and uncertainties including its statements regarding ePresence's ability to successfully complete its 2001 re-audit and its ability to maintain its listing on Nasdaq, as well as other risk factors detailed from time to time in ePresence's SEC filings. These statements are based on current expectations and are subject to differ materially from actual results. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made and the Company undertakes no obligation to update these forward-looking statements.

Contact:

Richard Spaulding
ePresence, Inc.
508-898-1000


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